Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("the Agreement"), dated as of the 26th day of May, 2004, by and between EMPS Corporation, a Nevada corporation, ("EMPS"), Kazmorgeophysica CJSC, a Kazakhstan closed joint stock company ("Kazmor") and Transglobal Capital Holdings Ltd., a British Virgin Islands corporation, a shareholder of Kazmor ("Shareholder"), with reference to the following:

         A. EMPS is a Nevada corporation organized in 1998. EMPS has authorized capital stock of 150,000,000 shares, $.001 par value, of which 30,200,000 shares are currently issued and outstanding. The common shares of EMPS are registered under section 12(g) of the Securities Exchange Act of 1934 and are traded on the OTCBB under the symbol EPSC.

         B. Kazmor is a closed joint stock corporation organized under the laws of the Republic of Kazakhstan on February 12, 2002. Kazmor has authorized capital stock of 1,000 shares, $100 par value, of which 1,000 shares are currently issued and outstanding.

         C. Shareholder is a British Virgin Islands corporation, which owns 500 shares of common stock of Kazmor.

         D. Shareholder desires to sell all of the outstanding shares of Kazmor it owns to EMPS and EMPS desires to purchase the outstanding Kazmor shares owned by Shareholder pursuant to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I. PURCHASE OF SHARES

         1.01. Sale of Shares. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2 hereof (the "Closing"), the Shareholder shall deliver to EMPS 500 common shares of Kazmor.

         1.02. Consideration. Subject to the terms and conditions of this Agreement and in consideration of the sale and delivery of the Shares to EMPS, at the Closing, EMPS shall issue to the Shareholder 1,000,000 restricted shares of EMPS common stock.

II. THE CLOSING

         2.01. Time and Place. The closing of the transactions contemplated by this Agreement shall take place on or before May 26, 2004 at the offices of EMPS Corporation, 2319 Foothill Blvd., Suite 250, Salt Lake City, Utah 84109 (the "Closing").

         2.02. Deliveries by EMPS. At the Closing, EMPS shall deliver to the Shareholder 1,000,000 shares of restricted common stock of EMPS.

         2.03. Deliveries by the Shareholders. At the Closing, Shareholder shall deliver to EMPS the following: (a) a certificate representing the shares of Kazmor, duly endorsed for transfer to EMPS; and (b) the investment letter attached as Exhibit 2.03 hereto.

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III. REPRESENTATIONS AND WARRANTIES OF KAZMOR AND THE SHAREHOLDER

         Kazmor and the shareholder, jointly and severally represent and warrant to EMPS as follows:

         3.01. Organization.

         3.01(a). Kazmor is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of Kazakhstan and has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of Kazmor.

         3.01(b). The copies of the Certificate of Incorporation, and all amendments thereto, of Kazmor, and the bylaws of Kazmor and all amendments thereto, have heretofore been delivered to EMPS, are complete and correct copies of the Certificate of Incorporation and bylaws of Kazmor as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and stockholders of Kamor are contained in the minute book of Kazmor heretofore delivered to EMPS, and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to EMPS that have not also been delivered to EMPS.

         3.02. Capitalization.

         3.02(a). The authorized capital stock of Kazmor consists of 1,000 shares of common stock, one hundred ($100) par value, of which 1,000 shares are outstanding. All of the issued and outstanding shares of common stock of Kazmor are duly authorized, validly issued, fully paid and non-assessable.

         3.02(b). Except for the outstanding shares of common stock described in
Section 3.02(a), there are no shares of capital stock or other securities of Kazmor outstanding and there are no outstanding options, warrants or rights to purchase or acquire any securities of Kazmor.

         3.03. Subsidiaries and Investments. Kazmor does not own, directly or indirectly, any interest (whether equity or debt) in any corporation, partnership, or other form of business organization.

         3.04. Financial Statements. Kazmor shall deliver to EMPS, within five days before the closing, copies of Kazmor's audited financial statements including, but not limited to, balance sheets, statement of operations, statement of stockholders equity and statement of cash flows for the years ending December 31, 2003 and 2002, copies of which are attached hereto as
Exhibit 3.04. Kazmor's financial statements have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis and present fairly the financial condition of Kazmor as of the date of such financial statements and the results of operations for the period covered by such statements.

         3.05. Title to Assets. Except for liens set forth in Exhibit 3.05, Kazmor is the sole unconditional owner of, with good and marketable title to, all assets owned by it and used in its business operations as listed in Exhibit
3.05 and all of its property and assets are free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever.

         3.06. Absence of Undisclosed Liabilities. As of the date of Closing and as set forth in Exhibit 3.06, Kazmor shall not be subject to any debt, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due.

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         3.07. Litigation. There is no litigation, proceeding or investigation pending, or to the knowledge of Kazmor or Shareholder threatened against Kazmor affecting any of its properties or assets, or, to the knowledge of Kazmor or Shareholder, against any officer, director, or stockholder of Kazmor that might result, either in any case or in the aggregate, in any material adverse change in the business operations, affairs or conditions of Kazmor or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, instruments, leases, licenses, permits, agreements, commitments and other undertakings to which Kazmor is a party. Kazmor is not in material default, or alleged to be in material default, under any contract, instrument, lease, license, permit, agreement, commitment or undertaking listed on Exhibit 3.08 and, to the knowledge of the Shareholders, no other party to any such contract, instrument, lease, license, permit, agreement, commitment or undertaking is in default thereunder nor, to the knowledge of the Shareholders, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, instrument, lease, license, permit, agreement, commitment or undertaking.

         3.09. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or bylaws of Kazmor, or any contract, instrument, lease, license, agreement or undertaking to which Kazmor is a party or by which it or they or any of its or their assets are bound.

         3.10. Banks. Exhibit 3.10 attached hereto contains a true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which Kazmor has an account or safe deposit box, and
(2) the names and addresses of all signatories.

         3.11. Judgments. Kazmor is not subject to or bound by any judgment, decree or order which materially and adversely affects or which may materially or adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or property.

         3.12. Regulatory Matters. Kazmor is in complaince with, in all material respects applicable statutes, rules and regulations of all applicable governmental authorities, the failure to comply with which would have a material adverse effect on the conduct of the business of Kazmor.

         3.13 Consents. Except as listed in Schedule 3.13 no consent or approval of, or registration, qualification or filing with, any other governmental authority or other person is required to be obtained or accomplished by Kazmor or any shareholder thereof, in connection with the consummation of the transactions contemplated hereby or for the continued operation of the business of Kazmor.

         3.13 Tax Matters. All taxes and other assessments and levies that Kazmor is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper government authorities or are held by Kazmor in separate bank accounts for such payment or are represented by depository receipts, and all such withholdings and collections and all other payments due in connection therewith (including, without limitation, employment taxes, both the employee's and employer's share) have been paid over to the government or placed in a separate and segregated bank account for such purpose. There are no known deficiencies in income taxes for any periods and further, the representations and warranties as to absence of undisclosed liabilities contained in Section 3.06 includes any and all tax liabilities of whatsoever kind or nature (including, without limitation, all federal, provincial, local and foreign income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by Kazmor income or business prior to the Closing Date.

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         3.14. Bankruptcy. No petition under the Federal Bankruptcy laws or any state insolvency law has been filed by or against Kazmor, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of Kazmor, and there are no claims, demands, actions or proceedings pending or, to the knowledge of the Kazmor or the Shareholder, threatened against Kazmor.

         3.15 Accuracy of Information. No representation or warranty by Kazmor contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to EMPS pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and Exhibits hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

IV. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         4.01 All statements contained in any written certificate, schedule, exhibit or other written instrument delivered by Kazmor pursuant hereto, or otherwise adopted by Kazmor by its written approval, or in connection with the transaction contemplated hereby, shall be deemed representations and warranties by the Shareholder and Kazmor. All representations, warranties and agreements made by either party shall survive for the period of the applicable statute of limitations and until the discovery of any claim, loss, liability or other matter based on fraud, if longer. All representations, warranties and covenants of the Shareholder and Kazmor to EMPS contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect for the period of two years.

V. CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE SHARE PURCHASE

         5.01 Conduct and Transactions of Kazmor. During the period from the date hereof to the date of Closing, Kazmor shall:

         (a) conduct the operations of Kazmor in the ordinary course of business.

         5.02 Kazmor shall not during such period, except in the ordinary course of business, without the prior written consent of EMPS:

         (a) Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of the properties or assets of Kazmor;

         (b) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

         (c) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

         (d) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

         (e) Except as otherwise contemplated and required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than $1,000;

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         (f) Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party;

         (g) Make any material change in its insurance coverage;

         (h) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees, except in accordance with existing employment contracts;

         (i) Enter into any agreement or make any commitment to any labor union or organization;

         (j) Make any material capital expenditures.

         (k) Allow any of the foregoing actions to be taken by any subsidiary of Kazmor.

VI. CONDITIONS TO CLOSING

         6.01 Conditions to Obligations of EMPS. The obligation of EMPS to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by EMPS.

         (a) Representations and Warranties. There shall be no information disclosed in the schedules delivered by Kazmor, which in the opinion of EMPS, would materially adversely affect the proposed transaction and intent of the parties as set forth in this Agreement. The representations and warranties of Kazmor set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

         (b) Performance of Obligations. Kazmor shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and Kazmor shall have complied in all respects with the course of conduct required by this Agreement.

         (c) Consents. Any consents necessary for or approval of any party listed on any Schedule delivered by Kazmor, whose consent or approval is required pursuant thereto, shall have been obtained.

         (f) Statutory Requirements. All statutory requirements for the valid consummation by Kazmor of the transactions contemplated by this Agreement shall have been fulfilled.

         (g) Governmental Approval. All authorizations, consents, approvals, permits and orders of all governmental agencies required to be obtained by Kazmor for consummation of the transactions contemplated by this Agreement shall have been obtained.

         (i) Changes in Financial Condition of Kazmor. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of Kazmor, except expenditures in furtherance of this Agreement.

         (j) Absence of Pending Litigation. Kazmor is not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

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VII. MISCELLANEOUS

         7.01. Finder's Fees. EMPS has not retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein. Shareholder has not retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

         7.02. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.03. Entire Agreement; Amendments. This Agreement, including the Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject.

         7.04 Amendment and Waiver. The parties hereby may, by mutual agreement in writing signed by each party, amend this Agreement in any respect. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, such waiver right shall include, but not be limited to, the right of either party to:

         (a) Extend the time for the performance of any of the obligations of the other;

         (b) Waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto;

         (c) Waive compliance by the others with any of the covenants contained in this Agreement, and performance of any obligations by the other; and

         (d) Waive the fulfillment of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement. Any writing on the part of a party relating to such amendment, extension or waiver as provided in this Section 7.03 shall be valid if authorized or ratified by such party or it a corporation, the Board of Directors of such party.

         7.05. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.06 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         7.07. Counterparts and Governing Law. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the State of Utah, excluding its conflict of laws. In the event litigation arises between the parties hereto as a result of this Agreement or of the transaction contemplated by this Agreement, the prevailing party shall be entitled to recover its expenses of said litigation, including reasonable attorney's fees from the defaulting party.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

"EMPS"                                     "Kazmor"

EMPS Corporation                           Kazmorgeophysica CJSC


/s/ Louis Naegle                             /s/ Yuriy Y. Vasilenko
--------------------------                 -------------------------------------
Louis Naegle, President                    Yuriy Y. Vasilenko, General Director


                                           "Shareholder"

                                           Transglobal Capital Holdings, Ltd.



                                            /s/ Keren Frett
                                           -------------------------------------
                                           Keren Frett, Director

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